EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Brooklyn ImmunoTherapeutics, Inc. on Form S-8 (File No. 333-260200; File No. 333-256760; and File No. 333-232141) of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Brooklyn ImmunoTherapeutics, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Brooklyn ImmunoTherapeutics, Inc. for the year ended December 31, 2021.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of the guidance in ASC Topic 842, Leases (“Topic 842”).

/s/ Marcum llp

Marcum llp
New York, NY
April 15, 2022